Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"BALLANTYNE STRONG, INC.", A DELAWARE CORPORATION,

WITH AND INTO "FG GROUP HOLDINGS INC." UNDER THE NAME OF “FG GROUP HOLDINGS INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF DECEMBER, A.D. 2022, AT 4:47 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE TWENTY-THIRD DAY OF DECEMBER, A.D. 2022 AT 5:03 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7202476 8100M
SR# 20224343913

Authentication: 205162506
Date: 12-21-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:47 PM 12/21/2022
FILED 04:47 PM 12/21/2022
SR 20224343913 - File Number 2511515

STATE OF DELAWARE
CERTIFICATE OF MERGER

MERGING

FG GROUP HOLDINGS INC.,
a Delaware corporation

WITH AND INTO

FG GROUP HOLDINGS INC.,
a Nevada corporation

Under Section 252 of the General Corporation Law
of the State of Delaware

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law (the "***DGCL***"), the undersigned surviving corporation executed the following Certificate of Merger and hereby certifies as follows:

FIRST: The name of each constituent corporation is FG Group Holdings Inc., a Nevada corporation (the "***Corporation***"), and FG Group Holdings Inc., a Delaware corporation (the "***Company***").

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the laws under which it is organized and, in the case of the constituent corporation organized under the laws of Delaware, in the same manner as provided in Title 8, Section 252 of the DGCL.

THIRD: The name of the surviving corporation is FG Group Holdings Inc., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the Corporation shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective on Friday December 23, 2022, at 5:03 p.m. Eastern Time (2:03 p.m. Pacific Time).

SIXTH: The Agreement and Plan of Merger is on file at 5960 Fairview Road, Suite 275, Charlotte, NC 28210, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Corporation on request, without cost, to any stockholder of the Company or Corporation.

EIGHTH: The Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 5960 Fairview Road, Suite 275, Charlotte, NC 28210.

(*Signature Page Follows*)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed in its corporate name this 21st day of December 2022, and the undersigned signatory acknowledges that his execution of this Certificate is the act and deed of the applicable entity and that the facts set forth herein are true and correct.

FG GROUP HOLDINGS INC.

DocuSigned by:

By: Mark D. Roberson

Name: Mark D. Roberson
Title: Chief Executive Officer

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